            THIRD AMENDMENT TO PURCHASE AGREEMENT
                   Prudential-Bache/Equitec

     THIS THIRD AMENDMENT TO PURCHASE AGREEMENT
  ("Agreement") is dated as of the 16th of November, 1998 by and among Prudential-Bache/Equitec Real Estate
  Partnership, a California limited partnership (the
  "Partnership") and Glenborough Realty Trust
  Incorporated, a Maryland corporation and Glenborough
  Properties, L.P., a California limited partnership
  (collectively, "Purchaser").

                           Recitals

     A. Purchaser and the Partnership entered into that certain Purchase Agreement dated as of October 13, 1997, as amended by agreements dated December 19, 1997 and April 27, 1998 (as so amended, the "Purchase
  Agreement") pursuant to which the Partnership agreed to sell to the Purchaser and the Purchaser agreed to purchase from the Partnership certain Assets (as defined in the Purchase Agreement) owned by the Partnership upon and subject to the terms and conditions set forth in the Purchase Agreement.

     B. A putative class action challenging, among other things, the fairness of the Purchase Agreement to the unitholders of the Partnership has been filed in the Supreme Court of the State of New York for the County of New York entitled Arthur Unger v. Prudential-Bache
  Properties, Inc., et al., Index No. 98111570 (the
  "Action"). Purchaser and the Partnership desire to resolve this litigation and proceed with the sale of the Assets.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

  1. Definitions. Capitalized terms used in this Agreement and not separately defined shall have the meanings set forth in the Purchase Agreement.

  2. Modifications. The Purchase Agreement is hereby modified and amended as follows:

          (a)  Closing Date.  The Closing Date shall
  occur as soon as practicable, but in no event more than thirty (30) days, after receipt of the Consents, satisfaction of the Purchaser's Conditions Precedent as set forth in Sections 4(a)(i) through 4(a)(viii) and satisfaction of the Partnership's Conditions Precedent, as set forth in section 4(b)(i) through 4(b)(x). The
  Partnership shall give Purchaser a minimum of 5 days advance notice that the Closing Date will occur (the
  "Closing Notice").

          (b)  "Drop Dead" Date.  Notwithstanding
  anything to the contrary contained in the Purchase
  Agreement, in the event that the Closing Date does not occur on or before September 1, 1999, the transaction will be terminated pursuant to the terms of Section 14.


          (c)  Interim Ownership Period.

          (i) Notwithstanding anything to the contrary contained in the Purchase Agreement, in the event that the Closing Date occurs on a date on or after March 31, 1999, (1) all prorations and adjustments to the Purchase
  Price at Closing (other than any credit for an assumption of the Loan under Section 3(a)(ii) of the Purchase Agreement) shall be calculated as of April 1, 1999 (the "Effective Closing Date"), (2) the references to "Closing Date" in the last two lines of Section 12(c) shall be replaced with "Effective Closing Date", (3)
  Purchaser shall make an additional payment to the Partnership in immediately available funds on the Closing Date in an amount equal to interest at the rate of five percent (5%) per annum on the Net Purchase
  Price (as hereinafter defined) for the period commencing on the Effective Closing Date and ending on the Closing
  Date (the "Interim Ownership Period"), calculated using a 360 day year, and (4) an additional increase or reduction, as applicable, shall be made to the Purchase
  Price at Closing in the amount of the Interim Ownership
  Adjustment. Purchaser acknowledges and agrees that if the Interim Ownership Adjustment results in an increase in the Purchase Price, such increase (1) shall be the sole obligation of Purchaser, (2) shall be payable by Purchaser in immediately available funds on the Closing
  Date, and (3) shall not affect or limit Purchaser's obligations under the Purchase Agreement in any manner, whether such increase results from casualty, condemnation, force majeure, or any other reason whatsoever. Notwithstanding anything to the contrary contained in the Purchase Agreement, all adjustments and prorations to the Purchase Price, other than the Interim
  Ownership Adjustment, which are finalized and agreed to by the Partnership and the Purchaser on the Closing Date shall not be subject to recalculation after the Closing
  Date, unless the Closing Date occurs less than sixty
  (60) days after the Effective Closing Date, in which event there shall be a post closing adjustment period as provided in Section 6(d) of the Purchase Agreement which shall expire sixty (60) days after the Effective Closing
  Date. The Interim Ownership Adjustment shall remain subject to recalculation in accordance with Section 6(d) of the Purchase Agreement. As used herein, the term
  "Net Purchase Price" means the gross Purchase Price adjusted pursuant to the prorations and adjustments as of the Effective Closing Date, minus the outstanding principal balance under the Loan as of the Effective
  Closing Date.  As used herein, the term "Interim
  Ownership Adjustment" means (whether resulting in a positive or negative number) (1) all cash inflow to the

  Property and the Related Property during the Interim
  Ownership Period, minus (2) all cash outflow from the Property and the Related Property during the Interim
  Ownership Period (in each case other than cash inflow and cash outflow relating to revenue and expenses of the period prior to the Effective Closing Date which have resulted in an adjustment to the Purchase Price in accordance with Section 6 of the Purchase Agreement).
  For the purposes of the preceding calculation, cash outflow shall include, without limitation, all capital expenditures and payments of interest under the Loan, and shall exclude payments of principal under the Loan.

          (ii) During the Interim Ownership Period, the risk of loss of the Property and the Related
  Property shall belong solely to Purchaser.
  Notwithstanding anything to the contrary contained in the Purchase Agreement, in the event that a Major Loss occurs during the Interim Ownership Period, Purchaser's obligations under the Purchase Agreement shall not be affected, provided that (1) upon the Closing, there shall be a credit against the Consideration equal to the amount of any insurance proceeds collected by the Partnership or its affiliates as a result of such Major
  Loss, and (2) if the proceeds have not been collected as of the Closing, the Partnership's or its affiliates' right, title and interest to such proceeds shall be assigned to Purchaser. The provisions of this paragraph
  (b) are intended to supersede any applicable statutory risk of loss provisions in the states where the Property and the Related Property are located.

          (d)  Section 1031 Exchange.  In order to
  facilitate a tax-free exchange by Purchaser (the
  "Exchange"), Purchaser may use a Qualified Intermediary for this transaction as that term is used in Regulation
  1.1031(k)-1(g)(4) under the Code and/or a Qualified
  Escrow Account as that term is used in Regulation
  1.1031(k)-1(g)(3) under the Code.  The Qualified
  Intermediary shall be nominated, or the Qualified Escrow
  Account shall be selected, by Purchaser, and Purchaser shall notify the Partnership of the nomination or selection no later than 5 business days prior to the Closing. The Partnership agrees reasonably to cooperate with Purchaser and any such Qualified Intermediary, provided there is no adverse effect upon the Partnership, and the Partnership shall execute such documents as may be reasonably requested by Purchaser provided that (i) such documents shall not materially increase the Partnership's obligations over those otherwise contained in the Purchase Agreement, (ii) such documents are reasonably acceptable to the Partnership and contain appropriate non-recourse language, and
  (iii) Purchaser remains obligated under the Purchase
  Agreement. Purchaser shall pay all costs and expenses associated with such Exchange, including, but not limited to, all fees and expenses charged by the Qualified Intermediary and any out-of-pocket third-party costs and expenses incurred by the Partnership as a result of the use of a Qualified Intermediary or Qualified Escrow Account. In addition, Purchaser shall indemnify the Partnership and PB Properties from and against any and all liability arising out of such Exchange and any of the actions taken pursuant to this Section 2(d). The Partnership makes no representation to Purchaser regarding qualification of the Exchange under Section 1031 of the Code and shall not be liable to Purchaser in any manner whatsoever if the Exchange should not qualify for any reason under Section 1031 of the Code and shall not be responsible for compliance with the Code. At its sole option, Purchaser may extend the Closing Date a single time for a period not exceeding thirty (30) days, in order to facilitate a tax-free exchange pursuant to this section, by providing the Partnership with written notice of its intention to do so within one (1) business day after its receipt of the Closing Notice. If Purchaser is unable, for any reason, to close under such Exchange simultaneously with the Closing hereunder, Purchaser shall proceed with the Closing pursuant to the terms of this Agreement without participating in an Exchange. The provisions of this
  Section 2(d) shall survive the Closing.

          (e)  Settlement Consideration.

          (i)  At Closing, Purchaser shall deliver or
  cause to be delivered to the Settlement Administrator in immediately available funds or wire transfers, the total amount of $2,000,000 (the "Settlement Consideration").
  The Settlement Consideration shall be administered in accordance with the terms of the Settlement Stipulation.

          (ii) In the event that the Partnership
  purchases fee title to all or any portion of the property leased to the Partnership under the Totem
  Valley Lease (the "Additional Totem Valley Property") prior to the Closing, (1) the Additional Totem Valley
  Property shall be part of the Property for all purposes hereunder, and (2) the Consideration shall be increased by the amount of the purchase price and any fees, costs and expenses (including, but not limited to, attorneys fees) actually incurred by the Partnership in acquiring such property to a maximum of $185,000.

          (iii)      For the purposes of calculating
  title insurance coverage amounts and conveyance tax payments, the Settlement Consideration shall be allocated among the Assets pro rata consistent with the allocations contained in Section 3(c) of the Purchase
  Agreement. The consideration actually payable, if any, pursuant to clause (ii) above shall be allocated to the Totem Valley Business Park, Seattle, Washington.

          (f) The Loan. Notwithstanding anything to the contrary contained in the Purchase Agreement, the Partnership will bear any and all fees, expenses or charges incurred in obtaining any extension of the Loan's maturity date to any date up to and including the Closing Date. By separate letter dated November 16,
  1998, attached hereto as Exhibit H, Glenborough has agreed to renew its guarantee of the standard non-recourse carve-outs in the Loan.

          (g) Return of Earnest Money. Section 3(a)(i) of the Purchase Agreement is amended to add the following after the last sentence of such Section:

               "In the event that the transaction is not
                 consummated for any reason, the Earnest
                 Money shall be returned to Purchaser
                 pursuant to Sections 14(a) or 14(b),
                 provided that Purchaser is not in default under the Purchase Agreement."

          (h)  Purchaser's Conditions Precedent.  Section
  4(a) of the Purchase Agreement is amended to add the following at the end of such Section:

          "(vi) Representations and Warranties. The representations and warranties of the
            Partnership shall be true in all material respects as of the Closing Date."

          "(vii) Resolution of the Action. Each of the following events shall have occurred prior to the Closing Date: (1) the Court has entered a Final Judgment; and (2) the time to appeal from the Final Judgment has expired, and no appeal is pending."

          "(viii)  Indemnification of the General
            Partners. All sums due and owing to the General Partners pursuant to Section V.5. of the Partnership Agreement as of the Closing
            Date have been paid in full."

          (i)  The Partnership's Conditions Precedent.
  Section 4(b) of the Purchase Agreement is amended to add the following at the end of such Section:

          "(viii) Resolution of the Action. Each of the following events shall have occurred prior to the Closing Date: (1) the Court has entered a Final Judgment; and (2) the time to appeal from the Final Judgment has expired, and no appeal is pending;

          (ix) Pro Forma Settlement Statement.
            Glenborough shall have prepared and delivered to the Partnership within ten (10) business days after the Effective Closing Date a pro forma settlement statement establishing the proposed Purchase Price adjustments and prorations as of the Effective Closing Date
            (the "Settlement Statement"); and

          (x) Updated Settlement Statement/Operating
            Statements. Glenborough shall have prepared and delivered to the Partnership not more than fifteen (15) and not less than five (5) business days prior to the Closing Date (1) an updated pro forma Settlement Statement, and
            (2) operating statements for each Property and the Related Property together with a proposed calculation of the amount of the Interim
            Ownership Adjustment (as hereinafter defined), in each case together with such supporting documentation as the Partnership shall reasonably request."

          (j)  Post-Closing Adjustments.  The language
  "but in no event after December 26, 1997," is hereby stricken from Section 6(d)(iii) of the Purchase
  Agreement and the reference to "thirty (30) days" in such clause is hereby replaced with "sixty (60) days."

          (k)  No Pending or Threatened Litigation.
  Section 7(a)(v) of the Purchase Agreement shall be designated Section 7(a)(vi) and the following clause inserted as Section 7(a)(v):

          "(v) Other than the Action, there is no litigation pending or, to the Partnership's knowledge after reasonable inquiry, threatened against the Partnership, its general partners, or its employees by a party other than the Purchaser or its affiliates alleging a breach of duty to the Partnership, the Unitholders, or any other improper conduct by a General
            Partner in its capacity as general partner of the Partnership."

          (l) Disclosure of Transaction. Section 15(a) of the Purchase Agreement is stricken.

          (m)  Deferred Maintenance.  Schedule 4 to the
  Purchase Agreement is hereby deleted and the Schedule 4 attached hereto substituted in lieu thereof.

          (n)  Tenant Improvements and Leasing
  Commissions.  To the best knowledge of Purchaser,
  Schedule 7 attached hereto completely and accurately lists, among other things, (i) all new leases and modifications or renewals of existing Leases entered into after the Effective Date and prior to the date hereof (collectively, the "New Lease Instruments"), (ii) the commencement and termination dates of the lease terms under the New Lease Instruments, (iii) the tenant improvement costs and leasing commissions payable by the landlord under the New Lease Instruments, and (iv) a preliminary calculation of the prorations expected to be made at Closing in connection with such leasing commissions and tenant improvement costs, assuming a Closing Date which occurs on or after the Effective Closing Date. The parties acknowledge and agree that, assuming the accuracy of the data and the calculations contained on Schedule 7, which data and calculations remain subject to independent verification by the Partnership in all respects, Schedule 7 reflects the Purchase Price prorations required at Closing pursuant to Section 12(c) of the Purchase Agreement with respect to the New Lease Instruments listed thereon, assuming a Closing Date which occurs on or after the Effective
  Closing Date.

          (o) Additional Defined Terms. Terms used in this Agreement shall have the meanings set forth below:

          Court.  The Supreme Court of the State of New
  York for the County of New York.

          Final Judgment. The Final Judgment and Order of Dismissal substantially as provided for in paragraphs
  8.1 through 8.12 of the Settlement Stipulation.

          Settlement Administrator. The person provided for in paragraph 5.5 of the Settlement Stipulation.

          Settlement Class.  The class of persons
  holding units in the Partnership, as defined in paragraph 1.29 of the Settlement Stipulation.

          Settlement Stipulation.  The Stipulation of
  Settlement dated November 19, 1998 between plaintiff
  Arthur Unger, individually and in his capacity as representative of the Settlement Class, and the defendants to the Action.

  3. Withdrawal of Termination and Default Notices and Earnest Money Demands. The Purchaser and the
       Partnership hereby withdraw (i) any or all notices declaring a default under or purporting to terminate the Purchase Agreement, and (ii) any or all notices to the Title Company or either party demanding delivery of the Earnest Money.

  4. Effective Date. This Agreement is being executed in reliance upon and shall not be effective, and shall be null and void, unless the Settlement Stipulation has been executed on behalf of the Parties contemporaneously herewith.

  5. Counterparts. This Agreement may be executed in counter-parts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                  [NO FURTHER TEXT ON THIS PAGE]
                                8

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

  Partnership

  Prudential-Bache/Equitec Real Estate Partnership, a California limited partnership


  By Prudential-Bache Properties, Inc.,
     a Delaware corporation,
     its General Partner


     By   /s/ Brian J. Martin
         _________________________
          Brian J. Martin
          President


  Purchaser

  Glenborough Realty Trust Incorporated,
  a Maryland corporation


  By  /s/ Andrew Batinovich
     _______________________________
     Andrew Batinovich
     President


  Glenborough Properties, L.P.,
  a California limited partnership

  By Glenborough Realty Trust Incorporated, a Maryland corporation, its General Partner


          By  /s/ Andrew Batinovich
            ______________________________
             Andrew Batinovich
             President
                                  9

                          EXHIBIT H

       PRUDENTIAL-BACHE/EQUITEC REAL ESTATE PARTNERSHIP
                       199 Water Street
                One Seaport Plaza, 28th Floor
                New York, New York  10292-0128

  November 16, 1998

  Glenborough Corporation
  400 South El Camino Real
  San Mateo, California 94402-1708

  Robert Batinovich
  c/o Glenborough Corporation
  400 South El Camino Real
  San Mateo, California 94402-1708

  Re:     Renewal of Partnership Debt Refinancing

  Gentlemen:

  This will confirm that, pursuant to Section 2(e) of the Third Amendment to the Purchase Agreement (the
  "Modification") between Prudential-Bache/Equitec Real
  Estate Partnership (the "Partnership") and Glenborough
  Realty Trust, Inc. and Glenborough Properties, L.P.
  dated on or about the date hereof, and in consideration of the Partnership's agreement to enter into the Modification, Glenborough Corporation and Robert
  Batinovich (collectively, "Guarantors") hereby agree to provide (i) their written consent to the modification of the Partnership's mortgage debt (the "Loan") as refinanced with Wells Fargo Bank, National Association
  ("Wells Fargo") for the purpose of extending the maturity date thereof for any period or periods ending not later than September 1, 1999, and (ii) their written reaffirmation of their obligations under the Guaranty of Non-Recourse Exceptions dated December 13, 1996 in connection with any such modification, pursuant to documentation acceptable to Wells Fargo. The Guarantors acknowledge and agree that they will materially benefit from the Partnership's agreement to enter into the Modification.
                         Sch. H-1

  This will also confirm that, pursuant to Section 2(e) of the Agreement, the Partnership will bear any and all fees, expenses or charged incurred in obtaining an extension of the Loan's maturity date through the Closing Date (as defined in the Modification).

                              Very truly yours,

                              PRUDENTIAL-BACHE/EQUITEC
                              REAL ESTATE PARTNERSHIP

                              By:  PRUDENTIAL-BACHE
                                   PROPERTIES, INC.

                                   By: /s/ Brian J. Martin
                                       ________________________
                                   Name: Brian J. Martin
                                   Title: President

  AGREED TO AND ACCEPTED
  THIS 16th DAY OF NOVEMBER, 1998:


  GLENBOROUGH CORPORATION,
  a California corporation

  By: /s/ Terri Garnick
     __________________________
  Name:  Terri Garnick
  Title: Chief Financial Officer

  By:  /s/ Robert E. Bailey
      ---------------------------
  Name:  Robert E. Bailey
  Title: Secretary

   /s/ Robert Batinovich
   ------------------------------
   Robert Batinovich, Individually

                         Sch. H-2

                          SCHEDULE 4

       Prudential/Bache-Equitec Real Estate Partnership

                  Deferred Maintenance Items
  Totem Valley

  None

  Popular Towers

  6. Rest Room Renovation: Renovation of men's and ladies rest rooms on all floors. Scope of work to include new tile floors, new vinyl, lighting, painting of stalls and new sink, fixtures and cabinets. Cost per rest room: $8,000.

                                                     $111,000

  7. Common Area Improvements: Renovation of common areas on all floors. The common area hallways will cost approximately $8,500 per floor. The scope of work will include carpet, base, new vinyl, paint, sheet rock over existing aggregate wall and lower elevator buttons.

                                                     $ 45,000

  8. Paint and Seal Exterior of Building: The building's exterior paint continues to deteriorate, in some areas whole sections have stripped off.
        The Aluminum must be stripped of all paint and have a special aluminum paint applied, the aggregate sealed, and a clear coat applied to the concrete.

                                                     $257,500

  9.  Electric Panel:  Replacement of one each hi and low
        voltage electrical panel boxes.  The existing panel
        boxes are obsolete.  A floor replacement is
        necessary to avoid major power problems in the
        future.  The 2nd and 3rd floor have been done.  9
        floors at $1,822 per floor.

                                                     $ 16,400

  10. Asphalt Pavement Repair and Seal: Replacement of deteriorated areas, removal of oil spills, seal coat and stripe.

                                                     $ 20,000
                         Sch. 4-1

  11. Electronic Ballast: Conversion to electronic ballast and octron bulbs as the start of a building wide replacement. The retrofit is required by the new Energy Policy Act. 11 floors at $4,731 per floor.
                                                     $ 52,000

  12. Replace canopy at main entrance, refurbish the main lobby area with new wall covering and paint.

                                                     $ 24,200

  Montrose

  1. Dumpster enclosure - furnish and install concrete pad and fence area around dumpsters.

                                                     $  5,700

  2. Cooling tower fill replacements - 4 buildings at $3,500 per building.

                                                     $ 14,000

  Park Plaza

  1.  Roof replacement.

                                                     $ 76,500

  Gateway Executive Suites

  1.  Paint existing tenants' suites not yet renovated

           Partially completed - remaining cost equals$  1,333

  2.  Carpet existing tenants' suites not yet replaced.

           Partially completed - remaining cost equals$  8,418

  3.  Upgrade lobby furniture.

                                                     $  6,000

  Gateway Professional Center

  1.  Replace penthouse roof.                        $ 16,900

                         Sch. 4-2

                                          Schedule 7
                            Third Amendment to Purchase Agreement

Prudential-Bache/Equitec Real Estate Partnership
Leasing Cost Pro-Ration Analysis
(As of November 18,1998)

                                                Term    Commence                                             Proration      PBP
Property       Tenant          Type   Sq.Ft.   (Yrs.)    Date     Exp. Date    TI's     LC's       Total       Date       Percent
   PP   Sac Convention Center     N     11,216    5     10/20/97   11/30/2002     -       43,742     43,742     04/01/99    28.28%
   PT   River City Auction &     R/E     3,291    3     01/01/98   12/31/2000     -        2,926      2,926     04/01/99    41.55%
          Rlty.
   PT   Radwan F. Haykal          R      1,364    3     01/01/98   12/31/2000    1,000     1,269      2,269     04/01/99    41.55%
   TV   Rognlien, Wright &        R      1,065    3     01/01/98   12/31/2000    2,312       870      3,182     04/01/99    41.55%
          Pennan
   TV   Tenant Constr Specialties R      1,652    3     02/01/98   01/31/2001    2,371     1,207      3,578     04/01/99    38.72%
   PT   Ron Kim                   R      2,477    1     04/01/98   03/31/99       -          768        768     04/01/99   100.00%
   PP   CA State Univ-            N      2,139    3     02/15/98   02/14/2001    7,535     5,877     13,412     04/01/99    37.44%
           Sacramento
   PP   CA State ASCS             E      3,300    1     03/01/98   01/31/99        650       130        780     04/01/99   100.00%
   TV   Court Development, Inc.   E      1,211   1.5    02/01/98   10/31/99       -          745        745     04/01/99    66.56%
   TV   DeYoung Manufacturing     R      2,275    3     02/01/98   01/31/2001     -        1,265      1,265     04/01/99    38.72%
   TV   W.R. Hanson               R      1,752    3     03/01/98   02/28/2001    3,195     1,332      4,527     04/01/99    36.16%
   PP   CA CAD Solutions, Inc.    N      1,004    5     04/01/98   03/31/2003    5,260     4,181      9,441     04/01/99    20.00%
   TV   Master Int'l.             R      2,378    3     05/01/98   04/30/2001     -        1,634      1,634     04/01/99    30.59%
          Corporation
   PT   Sharon Carney            R/E       682    4     05/01/98   04/30/2002    8,906     1,207     10,113     04/01/99    22.95%
   PT   Steve Roberts             R        855    3     03/01/98   02/28/2001    3,005       821      3,826     04/01/99    36.16%
   PP   AIA                       R      4,400    5     09/01/98   08/31/2003   14,000     9,240     23,240     04/01/99    11.62%
   TV   TCI Cablevision           N      3,500    3     05/08/98   04/30/2001    4,126     2,352      6,478     04/01/99    30.15%
   TV   Regional Bldg. Services   N        850    3     10/01/98   09/30/2001     -        1,043      1,043     04/01/99    16.62%
                                                                              ------------------------------
Total - Existing Leases                                                         52,360    80,609    132,969

                                         PBP           Glenborough
Property           Tenant              Share             Share
   PP       Sac Convention Center       12,371           31,371
   PT       River City Auction &         1,216            1,710
               Rlty.
   PT       Radwan F. Haykal               943            1,326
   TV       Rognlien, Wright &           1,322            1,860
               Pennan
   TV       Tenant Constr Specialties    1,385            2,193
   PT       Ron Kim                        768                0
   PP       CA State Univ-               5,022            8,390
               Sacramento
   PP       CA State ASCS                  780                0
   TV       Court Development, Inc.        496              249
   TV       DeYoung Manufacturing          490              775
   TV       W.R. Hanson                  1,637            2,890
   PP       CA CAD Solutions, Inc.       1,888            7,553
   TV       Master Int'l.                  500            1,134
              Corporation
   PT       Sharon Carney                2,320            7,793
   PT       Steve Roberts                1,384            2,442
   PP       AIA                          2,700           20,540
   TV       TCI Cablevision              1,953            4,525
   TV       Regional Bldg. Services        173              870
                                        ------------------------
Total - Existing Leases                 37,348           95,621

PP = Park Plaza              N = New
PT = Poplar Towers           R = Renewal
TV = Totem Valley            E = Expansion